WHERE FOOD COMES FROM, INC. 8-K

Exhibit 16.1

December 22, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:

Where Food Comes From, Inc.

We have read the statements made by Where Food Comes From, Inc. in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ GHP Horwath P.C.